Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 25, 2005

among

Bravo Holdco,

Bravo Merger Sub, LLC

and

BroadVision, Inc.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2005 (this “Agreement”), is among Bravo Holdco, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Bravo Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), and BROADVISION, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, a special committee of the Board of Directors of the Company, consisting solely of four disinterested directors (the “Special Committee”), on the terms and subject to the conditions provided for in this Agreement, has unanimously (a) determined that (i) this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), are advisable and in the best interests of the Company and its stockholders, and (ii) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (b) recommended that the Board of Directors of the Company approve and adopt this Agreement and approve the Transactions, (c) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions, and (d) received a written opinion of the Financial Advisor as set forth in Section 3.18 hereof; and

WHEREAS, the Board of Directors of the Company, subsequent to the recommendation of the Special Committee on the terms and subject to the conditions provided for in this Agreement, has, by the unanimous vote of all directors present, (a) determined that (i) this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, and (ii) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (b) approved and adopted this Agreement and approved the Transactions, and (c) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions; and

WHEREAS, the respective Boards of Directors or comparable bodies of Parent and Merger Sub have unanimously approved this Agreement and the Transactions; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (each, a “Voting Agreement”) with Parent; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Required Holders of Convertible Notes of the Company are entering into agreements (the “Noteholder Agreements”) with Parent and the Company pursuant to which such holders have agreed to the repayment and cancellation of the Convertible Notes and the cancellation of all Warrants that were issued to such holders in connection with the issuance of the Convertible Notes (“SPA Warrants”) pursuant to the Securities Purchase Agreement dated as of November 10, 2004, by and among the Company and the buyer parties thereto (the “Notes SPA”) for an aggregate amount set forth in the Noteholder Agreements; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

The Merger

SECTION 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “LLCA”), at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving entity in the Merger (the “Surviving Corporation”). Parent may, at its option, elect to amend this Agreement to provide for a merger of (a) Merger Sub or any other Affiliate of Parent or any Affiliate of Parent’s majority stockholder with and into the Company, or (b) a merger of the Company with and into any other Affiliate of Parent or any Affiliate of Parent’s majority stockholder (an “Alternative Merger”); provided, however, that any such Alternative Merger shall not materially delay consummation of the Transactions.

SECTION 1.2  Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (California time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of O’Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3  Effective Time.  Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and the LLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4  Effects of the Merger; Further Action.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and managers of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

SECTION 1.5  Certificate of Formation and Limited Liability Company Agreement of the Surviving Corporation.

(a)                                  The Certificate of Merger shall provide that, at the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation until thereafter amended as provided therein and by applicable Law, and such certificate of formation shall contain substantially similar indemnification provisions as set forth in the certificate of incorporation of the Company as of the date hereof.

(b)                                 At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Corporation until thereafter amended as provided therein, by the limited liability company agreement of the Surviving Corporation and by applicable Law, and such limited liability company agreement shall contain substantially similar indemnification provisions as set forth in the bylaws of the Company as of the date hereof.

SECTION 1.6  Managers of the Surviving Corporation.  The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7  Officers of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Corporation.

ARTICLE 2

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holder of any shares of Company Capital Stock or any limited liability company interests (“LLC Interests”) of Merger Sub:

(a)  Capital Stock of Merger Sub.  Each issued and outstanding LLC Interest of Merger Sub shall remain outstanding as one LLC Interest of the Surviving Corporation;

(b)  Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Capital Stock that are owned by the Company as treasury stock, any shares of Company Capital Stock that are owned by any direct or indirect subsidiary of the Company, and any shares of Company Capital Stock that are owned by Parent or Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)  Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than (i) shares to be canceled in accordance with Section 2.1(b) and (ii) Appraisal Shares), shall be converted into the right to receive $0.84 in cash, without interest (the “Per Share Amount”), and payable upon surrender in the manner provided in Section 2.3, of the certificate that formerly evidenced such share of Company Common Stock.

SECTION 2.2  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Amount as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all

Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become exchangeable for, the right to receive the Per Share Amount as provided in Section 2.1(c). The Company shall (i) deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.3  Surrender of Certificates.

(a)  Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for payment of the Per Share Amount upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Appraisal Shares and shares described in Section 2.1(b)) (each such certificate, a “Certificate”). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Per Share Amount payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Common Stock (it being understood that Parent may cause the Surviving Corporation to deposit a portion of such cash amount with the Paying Agent, provided, however, that Parent shall not cause the Surviving Corporation to deposit with the Paying Agent any amount of cash which, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation’s liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with unreasonably small capital). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.” The Payment Fund shall be invested by the Paying Agent as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

(b)  Payment Procedures.  As promptly as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. No interest will be paid or will accrue on the Per Share Amount payable upon surrender of any Certificate.

(c)                                  Transfer Books; No Further Ownership Rights in Company Stock.  At the Effective Time:

(i)                                     all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificates upon surrender thereof in accordance with Section 2.3(b); and

(ii)                                  the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates. Subject to Section 2.3(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d)                                 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to such Person in exchange for each share of Company Common Stock evidenced by such lost, stolen or destroyed Certificate.

(e)                                  Termination of Fund.  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of the Certificates six months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount payable with respect thereto.

(f)                                    No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.4  Company Stock Options; ESPP; Warrants.

(a)                                  At the Effective Time, the holder of each outstanding option (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be entitled to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock that would have been issued upon exercise of such Option had it been exercised immediately prior to the Effective Time (it being understood that (i) with respect to an Option (other than an Option under the InterLeaf 1993 Stock Option Plan or the InterLeaf 1994

Employee Stock Option Plan) held by a Person whose employment by the Company or its Subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Option that was outstanding immediately prior to the Effective Time and was vested as of the time such Person’s employment relationship with the Company or its Subsidiaries terminated and (ii) with respect to Options which by the terms of the grant documents relating thereto, specifically provide for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such Option was granted, the Option Consideration shall be paid only with respect to the portion of such Option which vests pursuant to the terms of such grant documents). All amounts payable pursuant to this Section 2.4(a) shall be subject to and reduced by the amount of any withholding contemplated by Section 2.5 of this Agreement. Immediately following the Effective Time, Parent shall cause the Surviving Corporation to deposit in a bank account an amount of cash equal to the sum of the aggregate Option Consideration for each Option then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Options in accordance with this Section 2.4(a). For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of: (i) the Per Share Amount over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Option exceeds the Per Share Amount, the Option Consideration in respect of such Option shall be zero). Each Option as well as each Company Stock Plan shall be cancelled and terminated as of the Effective Time, and no holder of any such Option or participant in any such Company Stock Plan shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.4(a). The Company shall, prior to the Effective Time, take all actions and provide all notices as may be necessary or advisable to effect the transactions, cancellations and terminations contemplated by this Section 2.4(a).

(b)                                 As of the date of this Agreement, the ESPP shall be amended to the extent necessary to provide (i) that the rights of participants in the ESPP with respect to any offering period under the ESPP that commenced and was underway prior to the date hereof shall be determined by treating the last day prior to the Effective Time as the last day of the offering period under the ESPP and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP and (ii) that no new participants shall be permitted to enroll in the ESPP other than participants who first became eligible to participate in the ESPP within the 90-day period before the date of this Agreement. For purposes of clarity, no individuals who are hired by the Company or any of its Subsidiaries after the date hereof, or who were hired by the Company or any Subsidiary prior to such 90-day period and were not participants in the ESPP as of the date hereof, shall be permitted to enroll in the ESPP. No participant in the ESPP may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new offering period may commence after the date of this Agreement. Prior to the Effective Time, the Company shall take all actions (including the termination of the ESPP effective as of the Effective Time and, if appropriate, amending the terms of the ESPP) and provide all notices that are necessary or advisable to give effect to the transactions and termination contemplated by this Section 2.4(b).

(c)                                  Each warrant to purchase shares of Company Common Stock that is outstanding as of the Effective Time (a “Warrant”) shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Warrant. Prior to the Effective Time, the Company shall take all necessary action and timely provide all notices to effect the conversion of the Warrants as contemplated by this Section 2.4(c). Immediately following the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Warrant Consideration for each Warrant then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.4(c). For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (i) the Per Share Amount over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant exceeds the Per Share Amount, the Warrant Consideration in respect of such Warrants shall be zero). Notwithstanding the foregoing, each SPA Warrant shall be entitled to receive that amount of cash consideration, if any, provided for in the Noteholder Agreements.

(d)                                 The Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

SECTION 2.5  Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Per Share Amount, the Option Consideration or Warrant Consideration otherwise payable to a former holder of shares of Company Capital Stock, Options or Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.6  Adjustments.  If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Amount shall be appropriately adjusted to reflect such change. In addition, in the event that the aggregate amount of the consideration to be paid to (i) the Company’s stockholders in respect of outstanding shares of Company Common Stock pursuant to Section 2.1(c) other than outstanding shares of Company Common Stock issued after the date of this Agreement pursuant to the ESPP in accordance with its terms and conditions as in effect on the date of this Agreement and Section 2.4(b) hereof, (ii) the holders of Options in respect of Options pursuant to Section 2.4(a) and (iii) the holders of Warrants in respect of Warrants pursuant to Section 2.4(c) (the “Merger Consideration”), shall exceed the sum of (A) $28,753,400 and (B) the aggregate amount of cash paid or payable to the Company upon the exercise of Options and Warrants that are identified on the Company Disclosure Schedule and the notice of exercise of which was received by the Company on or after the date of this Agreement, then the Per Share Amount shall be appropriately adjusted such that the aggregate amount of the Merger Consideration to be paid as set forth in (i), (ii) and (iii) of this sentence shall not exceed the sum of (A) and (B) as set forth in this sentence.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1  Organization, Standing and Corporate Power.

(a)                                  The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being and as heretofore been conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not constitute a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or circumstance which, either alone or in combination with other changes, events, occurrences or circumstances, (i) has or is reasonably likely to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities) or operations of the Company and its Subsidiaries taken as a whole or (ii) could reasonably be expected to prevent or delay beyond the Outside Date (as defined in Section 7.1) the Company’s consummation of the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (v) any change, event, occurrence or circumstance relating to the U.S. or any foreign economy in general to the extent that such change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other companies in the industries in which the Company and its Subsidiaries conduct their business; (w) any change, event, occurrence or circumstance relating to the industries in which the Company operates to the extent that such change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other companies in the industries in which the Company and its Subsidiaries conduct their business; (x) any change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent that such change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other companies in the industries in which the Company and its Subsidiaries conduct their business; (y) any change, event, occurrence or circumstance that arises out of or results from any loss of or delay in placing customer orders that arises from or by virtue of the announcement or pendency of this Agreement or any of the Transactions; or (z) the failure of the Company to meet external analysts’ expectations (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph).

(b)                                 Part 3.1(b) of the Company Disclosure Schedule (i) lists all Subsidiaries of the Company, together with the jurisdiction of incorporation or organization of each such Subsidiary and the holder or holders of the capital stock of, or other equity interests in, each such Subsidiary, and (ii) identifies the Subsidiaries that contributed 5% or more of the Company’s consolidated net revenues during the twelve months ended March 31, 2005 (the “Material Subsidiaries”), together with the individuals who comprise the board of directors or comparable body for each such Material Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various states of the United States) (collectively, “Liens”). Except as set forth in Part 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)                                  The Company has delivered or made available to Parent copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed in Part 3.1(b) of the Company Disclosure Schedule (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions, nor has the Company or any of its Subsidiaries been in violation of any of their respective provisions (which violation has not been subsequently remedied). The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Board of Directors of the Company (and each committee thereof), the governing body of each Subsidiary, the stockholders of the Company, and the equity holders of each Subsidiary, in each case since January 1, 2002.

SECTION 3.2  Capitalization.

(a)                                  The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on July 20, 2005: (i) 34,230,137 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury); (ii) 7,135,707 shares of Company Common Stock were reserved for issuance under the BroadVision 1996 Equity Incentive Plan (of which 4,415,718 shares of Company Common Stock were subject to outstanding options granted thereunder); (iii) 2,243,907 shares of Company Common Stock were reserved for issuance under the BroadVision 2000 Non-Officer Equity Incentive Plan (of which 765,279 shares of Company Common Stock were subject to outstanding options granted thereunder); (iv) 91,407 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted outside any Company stock option plan; (v) 324,873 shares of Company Common Stock were reserved for issuance under the ESPP; (vi) 7,207 shares of Company Common Stock were reserved for issuance under the 1993 InterLeaf Stock Option Plan (all of which were subject to outstanding options granted thereunder); (vii) 1,295 shares of Company Common stock were reserved for issuance under the 1994 InterLeaf Employee Stock Option Plan (all of which were subject to outstanding options granted thereunder); (viii) warrants to purchase 2,448,758 shares of Company Common Stock were outstanding; and (ix) no shares of Company Preferred Stock were issued and outstanding. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Part 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the close of business on July 20, 2005, of all outstanding options to purchase shares of Company Common Stock granted under the BroadVision 1996 Equity Incentive Plan, the BroadVision 2000 Non-Officer Equity Incentive Plan, the 1993 InterLeaf Stock Option Plan, the 1994 InterLeaf Employee Stock Option Plan, and non-plan option grants, and, for each such option: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date; (D) the exercise price thereof; (E) the name of the holder thereof; (F) the number of options that are vested; and (G) the applicable vesting and acceleration provisions. True and complete copies of all instruments (or the forms of such instruments)

referred to in this section have been furnished to Parent. All Company Stock Plans (including all amendments requiring approval) have been duly approved by the Company’s stockholders to the extent such approval is required under applicable Law. Except as set forth above in this Section 3.2(a) or in Part 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are no shares of Company Capital Stock issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Company Capital Stock. Since the close of business on July 20, 2005 (except as provided in any Noteholder Agreement), the Company has not authorized for issuance, issued, sold, granted, disposed of, pledged or otherwise encumbered any notes, bonds, debentures or other debt securities, shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests.

(b)                                 None of the Subsidiaries of the Company is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary. As of the date of this Agreement there are no, and as of the Effective Time there will not be any, authorized or outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries or to grant, enter into or extend any such agreement.

(c)                                  Part 3.2(c) of the Company Disclosure Schedule sets forth all stockholders agreements, voting trusts and other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to voting or disposition of any shares of Company Capital Stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

(d)                                 The Company has reserved 20,930,710 shares of Company Common Stock for issuance pursuant to conversion of the Company’s 6.00% Senior Subordinated Secured Convertible Notes due 2008 (the “Convertible Notes”) issued pursuant to the Notes SPA in accordance with the terms of such Convertible Notes. Part 3.2(d) of the Company Disclosure Schedule sets forth the maximum number of shares of Company Common Stock issuable upon conversion of the Convertible Notes had such conversion been elected by the holders thereof as of the day immediately preceding the date of this Agreement. True and complete copies of all instruments (or substantially identical forms of such instruments) evidencing the Convertible Notes have been furnished to Parent. Except as indicated in Part 3.2(d) of the Company Disclosure Schedule, the Company has not made any adjustments pursuant to the antidilution provisions of such Convertible Notes. The Additional Investment Rights (“AIRs”) to purchase convertible notes that were issued pursuant to the Notes SPA terminated in accordance with their terms on July 10, 2005. No rights to acquire convertible notes underlying the AIRs were exercised prior to termination of the AIRs. There are no bonds, debentures, notes or other indebtedness of the Company with the right to vote (or, except the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Capital Stock may vote.

SECTION 3.3  Authority; Noncontravention; Voting Requirements.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)                                 The Special Committee has unanimously (i) determined that (A) this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, and (B) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (ii) recommended that the Board of Directors of the Company approve and adopt this Agreement and approve the Transactions, and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions (such unanimous recommendation being referred to as the “Special Committee Recommendation”). Subsequent to the Special Committee Recommendation, the Board of Directors of the Company, upon the unanimous vote of all members present at a meeting duly called and held, has (x) determined that (1) this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, and (2) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (y) approved and adopted this Agreement and the Transactions, and (z) subject to the provisions of Section 5.3(c), recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (such unanimous recommendation being referred as the “Company Board Recommendation”).

(c)                                  Other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will in any material respect: (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents; or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (B) materially violate or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the loss of a material benefit under or material increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the respective properties, Intellectual Property or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether written or oral (each, a “Contract”) or Permit applicable to the business of the Company and its Subsidiaries or their respective properties or assets.

(d)                                 Assuming the accuracy of the representations made in Section 4.8, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4  Governmental Approvals.  Except for: (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting containing information required by Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Stock Market; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (c) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, constitute a Company Material Adverse Effect or reasonably be expected to have a material adverse effect on the Company’s ability to consummate the Transactions.

SECTION 3.5  Company SEC Documents; Internal Controls; Undisclosed Liabilities; Debt.

(a)                                  The Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since January 1, 2000 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except as set forth in Part 3.5(a) of the Company Disclosure Schedule, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b)                                 Each of the consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c)                                  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as has been disclosed prior to the date of this Agreement in reports filed by the Company with the SEC in accordance with applicable SEC requirements, such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed after the effective date of the Sarbanes-Oxley Act of 2002, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(d)                                 Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has: (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), between the Company’s proxy statement dated April 22, 2005 and the date of this Agreement, no event has occurred that would be required to be reported under “Certain Relationships and Related Transactions” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e)                                  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents; or (ii) incurred after the Balance Sheet Date and prior to the date of this Agreement in the ordinary course of business consistent with past practice, none of which individually (in the case of this clause (ii)) is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (iii) incurred after the date hereof and permitted under Section 5.2 hereof.

(f)                                    Part 3.5(f) of the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of the Company and its Subsidiaries, including, without limitation, (i) the outstanding aggregate principal amount of Convertible Notes, (ii) the aggregate principal amount of borrowings under the revolving credit facility of the Amended and Restated Loan and Security Agreement, dated as of March 31, 2002, as amended, among the Company and Silicon Valley Bank (the “Credit Agreement”), (iii) the outstanding aggregate principal amount of term loans and equipment loans under the Credit Agreement, (iv) the outstanding aggregate amount of commitments under letters of credit, (v) outstanding capital lease obligations, and (vi) outstanding obligations under non-cancelable operating leases. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of the Company except as set forth in Part 3.5(f) of the Company Disclosure Schedule and as may be incurred in accordance with Section 5.2 hereof. Neither the Company nor any Subsidiary guaranties any indebtedness of any Person other than of the Company or any Subsidiary, other than letters of credit, bonds and other similar instruments supporting performance obligations, in each case, as listed on Part 3.5(f) of the Company Disclosure Schedule.

SECTION 3.6  Absence of Certain Changes or Events.  Between the Balance Sheet Date and the date of this Agreement, there were no changes, events, occurrences or circumstances that, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date of this Agreement, the Company and its Subsidiaries carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and there was not:

(a)                                  any revaluation by the Company or any of its Subsidiaries of any material assets, or any material change in any financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, other than as required by GAAP or applicable Law;

(b)                                 any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company’s securities or any redemption, purchase or other acquisition of any of the Company’s securities;

(c)                                  any split, combination, subdivision or reclassification of Company Capital Stock or any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d)                                 any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(e)                                  any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate constitutes a Company Material Adverse Effect;

(f)                                    any material Tax election or any settlement or compromise of any material Tax liability, or any change in any annual Tax accounting period or method of Tax accounting, any filing of any amendment to a Tax Return, any entry into any closing agreement relating to any material Tax, any surrender of any right to claim a material Tax refund, or any consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(g)                                 any issuance by the Company or any of its Subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options under the Company Stock Plans and (ii) the issuance of any Company Common Stock pursuant to the exercise of Options;

(h)                                 any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

(i)                                     any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material assets;

(j)                                     any making of any loan, advance or capital contributions to or investment in any entity or person by the Company or any of its Subsidiaries, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries and advances to employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

(k)                                  any entry by the Company or any of its Subsidiaries into any Contract related to the acquisition or disposition of any business or any material assets (other than assets acquired in the ordinary course of business);

(l)                                     any increase in the benefits under, or the establishment, material amendment or termination of, any Company Plan, including any Company Stock Plan, or any grants, awards, or benefits thereunder, or any increase in the compensation, bonus or bonus opportunity payable or to become payable to or any other material change in the employment terms for any directors, officers, employees or consultants of the Company or any of its Subsidiaries;

(m)                               any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries, or any other agreement with any such person, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or any material amendment of any such agreement; or

(n)                                 any authorization of, or agreement by the Company or any of its Subsidiaries to take, any of the actions described in this Section 3.6.

SECTION 3.7  Legal Proceedings.  Other than any legal, administrative, arbitral or other proceedings related to patent prosecutions by the Company and its Subsidiaries in the ordinary course of business, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (including their respective rights in any Intellectual Property) by or before any Governmental Authority.

SECTION 3.8  Compliance With Laws; Permits.

(a)                                  The Company and its Subsidiaries are and have at all times been in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations.

(b)                                 The Company and each of its Subsidiaries holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses (collectively, “Permits”). The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Permits, each Permit is in full force and effect and no violation, suspension or cancellation of such Permit is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Merger, other than as may (i) result from the fact that Parent and Merger Sub are the other parties to the Merger or (ii) have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving.

SECTION 3.9  Information in Proxy Statement.  The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in such documents.

SECTION 3.10  Tax Matters.

(a)                                  The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it for which the last day for timely filing has past, and all such Tax Returns and elections are accurate and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

(b)                                 The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been asserted or assessed against the Company or any of its Subsidiaries.

(c)                                  Each of the Company and its Subsidiaries has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including without limitation Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2002.

(e)                                  No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding. None of the Company or any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes.

(f)                                    Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement.

(g)                                 There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(h)                                 Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Sections 280G or 162(m) of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

(i)                                     The Company has made available to Parent copies of: (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years; (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes; and (iii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries.

(j)                                     The Company is not and has not been at any time during the 5-year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k)                                  Neither the Company nor any of its Subsidiaries has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries.

(l)                                     None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(m)                               There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that will be required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any Taxable period ending on or before the Closing Date or as a result of the transactions contemplated by this Agreement.

(n)                                 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(o)                                 The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company or any of its Subsidiaries has not engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(p)                                 For purposes of this Agreement: (i) ”Taxes” shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes; and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause “(A)” of this sentence, and (C); and (ii) ”Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes.

SECTION 3.11  Employee Benefits and Labor Matters.

(a)                                  Part 3.11(a) of the Company Disclosure Schedule sets forth a list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of all Company Plans (as defined below). “Company Plans” shall mean the following as of the date of this Agreement: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any obligation or liability (contingent or otherwise) thereunder; and (ii) all other plans, agreements, arrangements or policies that provide for employment, compensation, bonus or other incentive compensation, profit sharing, equity or equity-based compensation, retirement benefits, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, other types of insurance benefits for Employees (as defined below), fringe benefits, disability benefits, or supplemental employment benefits entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any obligation or liability (contingent or otherwise) thereunder. Part 3.11(a) of the Company Disclosure Schedule separately sets forth as of the date of this Agreement each Company Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Section 302 or Title IV of ERISA or Section 413 of the Code.

(b)                                 True, current and complete copies of the following documents, with respect to each of the Company Plans, have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plan documents (including all amendments thereto) and any related trust documents, insurance contracts, group annuity contracts or other funding arrangements (including, in each case, all amendments thereto) (and, in the case of any Company Plan not in writing, a written description thereof); (ii) the three most recent Forms 5500 and all schedules thereto and the three most recent actuarial reports, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions and all summaries of material modification thereto; and (v) all material correspondence with any Governmental Authority within the last three years.

(c)                                  Each Company Plan has been maintained and administered, in all material respects, in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

(d)                                 Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code (in the case of tax-favored treatment for U.S. federal income tax purposes) or other applicable Laws (other than the Laws of the United States or jurisdictions located within the United States and its territories) meets such requirements, including: (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified; and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that, notwithstanding the taking of permitted corrective action by the Company, would reasonably be expected to cause the loss of such tax-favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

(e)                                  Neither the Company, nor any of its Subsidiaries nor any other Person who is treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of ERISA (all of the foregoing, “ERISA Affiliates”) has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. The Company, its Subsidiaries and their respective ERISA Affiliates have no potential liability, individually or collectively, for any complete withdrawal (within the meaning of Section 4203 of ERISA) from any Multiemployer Plan should any of them effect such a withdrawal.

(f)                                    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under or with respect to any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) or the failure to have timely made such contribution has been corrected. Each Company Plan providing a benefit to an current or former employee, director or officer of the Company or one of its Subsidiaries (an “Employee”) employed or providing services outside of the United States is funded in accordance with applicable Law or reserves have been made therefor in accordance with applicable Law.

(g)                                 There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Company Plan.

(h)                                 Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Company Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to Company Plans subject to Title IV of ERISA have been timely paid.

(i)                                     Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise. Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No material “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt pursuant to Section 408 of ERISA, has occurred with respect to any Company Plan.

(j)                                     None of the Company Plans provide for post-employment life or health insurance, or other post-employment welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Laws. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

(k)                                  Except as provided in any Company Stock Plan or in any employment or other agreement disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, individually or collectively (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration): (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable or trigger any funding obligation under or with respect to any Company Plan; or (iii) otherwise result in any acceleration (of vesting, payment, forgiveness of debt, or otherwise) under or with respect to any Company Plan.

(l)                                     No stock or other security issued by the Company or any of its Subsidiaries forms a material part of the assets of any Company Plan. For purposes of this Section 3.11(l), none of the Company Stock Plans shall be deemed to be a Company Plan.

(m)                               Each Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No such Company Plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(n)                                 To the Knowledge of the Company, no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Plan). To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority with respect to any Company Plan.

(o)                                 None of the current Employees is or has been represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor is the Company or any of its Subsidiaries a party to or negotiating any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, lockouts, arbitrations or other similar labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law) with respect to the Company or any of its Subsidiaries since January 1, 2003. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. To the Knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its Subsidiaries is a party to or bound by any noncompetition, employment or consulting agreement that would reasonably be expected to have an adverse effect on the performance by such executive officer or key employee of any of his duties or responsibilities as an executive officer or key employee of the Company or such Subsidiary, as applicable.

(p)                                 The Company: (i) is in compliance in all respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated, claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

SECTION 3.12  Environmental Matters.

(a)                                  The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities to the Company or its Subsidiaries in excess of $25,000.

(b)                                 The Company has made available to Parent copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s or any of its Subsidiaries’ possession or under its or their control with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

(c)                                  Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $25,000, to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries or its or their predecessors: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(d)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

(ii)                                  “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental Permit or order or agreement with any Governmental Authority or other Person under Environmental Laws.

(iii)                               “Hazardous Materials” means any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)                              “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13  Contracts.

(a)                                  Set forth in Part 3.13(a) of the Company Disclosure Schedule is a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations as of the date of this Agreement:

(i)                                     each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement, and each Contract that would be required to be disclosed in a Current Report on Form 8-K under the Exchange Act;

(ii)                                  each Contract that limits, curtails or restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, or hire or solicit for employment any person, or that contains any “most favored nation” provisions granted by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is or after the Closing would be restricted in any material respect with respect to the development, manufacture, marketing or distribution of their respective products or services;

(iii)                               each joint venture or similar agreement or other Contract involving the purchase or disposition of any business or any material assets;

(iv)                              each indemnification, employment or other Contract with any director, officer or other Affiliate of the Company or its Subsidiaries;

(v)                                 each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries;

(vi)                              each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to, or guaranteed any obligations of, any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business);

(vii)                           (A) Contracts with the top 25 customers, determined on the basis of the amount of revenues expected to be received by the Company or any Subsidiary from each customer in the 24-month period ending December 31, 2005, (B) each Contract with the top 25 suppliers and vendors of the Company and its Subsidiaries, determined on the basis of the Company’s or any Subsidiary’s expected payments to such suppliers and vendors under such Contracts in the 24-month period ending December 31, 2005, and (C) each customer to which the Company or any Subsidiary provides annual maintenance during any annual contract period at an effective rate of less than 18% of the net or list price of the software for which the software maintenance is provided per annual contract period (based on the license component of the original contract with such customer);

(viii)                        each “single source” supply Contract of the Company or any Subsidiary of the Company;

(ix)                                each material Contract for any development, marketing, resale, distribution, sales representative or similar arrangement relating to any product or service;

(x)                                   each material executory Contract entered into in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

(xi)                                each Contract granting a third party any license to any of the Company’s material Intellectual Property that is not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

(xii)                             each Contract pursuant to which the Company or any of its Subsidiaries has been granted by a third party any license to any material Intellectual Property;

(xiii)                          each Contract (A) providing for any license or franchise granted by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put in escrow or (B) containing a provision having the effect (other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving) of providing that the consummation of any of the Transactions or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xiv)                         each collective bargaining agreement;

(xv)                            each lease or rental Contract involving real property;

(xvi)                         each lease or rental Contract involving personal property and payments in excess of $50,000 per year or $100,000 over the term of such Contract;

(xvii)                      each Contract pursuant to which the Company or any of its Subsidiaries receives consulting or maintenance services that is not terminable by the Company or such Subsidiary on notice of 90 days or less, has a term of more than one year or involves payments by the Company or any of its Subsidiaries in excess of $50,000 per year or $100,000 over the term of such Contract;

(xviii)                   each Contract that provides for a maintenance term longer than twelve months; and

(xix)                           each commitment or agreement to enter into any of the foregoing.

Each Contract and other document listed or required to be listed on Part 3.13(a) of the Company Disclosure Schedule is referred to as a “Material Contract”. The Company has made available to Parent copies of each Material Contract in existence as of the date of this Agreement, together with all amendments and supplements thereto.

(b)                                 Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor, to the Knowledge of the Company, does any condition exist (other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving) that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries party thereto, nor has the Company or any of its Subsidiaries received any written or, to the Knowledge of the Company, oral claim or notice of default under any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder.

SECTION 3.14  Real Property.

(a)                                  None of the Company or its Subsidiaries own any real property.

(b)                                 Part 3.14(b) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries leases real property to or from any other Person as of the date of this Agreement. All real property leased to the Company or any of its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company or any of its Subsidiaries, are referred to as the “Company Real Property.” The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws.

SECTION 3.15  Title to Properties.  The Company and each of its Subsidiaries: (a) has good title to all properties and other assets which are reflected on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 as being owned by the Company or one of its Subsidiaries (or acquired after the Balance Sheet Date) and which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (except properties sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except: (i) statutory liens securing payments not yet due; (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2004; and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair the business operations of the Company or its Subsidiaries as currently conducted; and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the Balance Sheet Date) that are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.16  Intellectual Property.

(a)                                  Part 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list (by name, version number, part number or other appropriate product identifiers), as of the date of this Agreement, of all Company Products (excluding services other than hosted services) that the Company and its Subsidiaries are currently offering for sale or license or other disposition.

(b)                                 The Company IP constitutes all the Intellectual Property necessary to the conduct of the businesses of the Company and its Subsidiaries as currently conducted. The Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to (free and clear of all encumbrances, excluding any encumbrances in any Customer Agreements, which, individually or in the aggregate, do not result in a Company Material Adverse Effect) the Company IP and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Company-Owned IP. Without limiting the generality of the foregoing, (i) the Company or one of its Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the businesses of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Product, (ii) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products (other than In-Licensed IP and Public Software incorporated into the Company Products), and (iii) to the extent that any Patents would be infringed by any Company Product (including but not limited to the manufacture, sale or use thereof for its intended purpose), the Company or one of its Subsidiaries is the exclusive owner of such Patents.

(c)                                  Part 3.16(c) of the Company Disclosure Schedule lists all Company Registered IP and the jurisdiction(s) in which each item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Each item of Company Registered IP is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is, to the Company’s Knowledge, valid and subsisting (except that no representation or warranty is made regarding the validity of any pending application). All necessary registration, maintenance and renewal fees in connection with the Company Registered IP have been paid and all necessary documents and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Company Registered IP. As of the date of this Agreement, there are no actions that are required to be taken by the Company or any of its Subsidiaries within 180 days of the date hereof with respect to the Company Registered IP.

(d)                                 Neither the Company nor any of its Subsidiaries has (i) granted or agreed to grant any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company-Owned IP, to any third party, or (ii) during the three (3) year period preceding the date of this Agreement, transferred ownership of any Intellectual Property that is or was Company-Owned IP to any third party or permitted the rights of the Company or any of its Subsidiaries in such Company-Owned IP to lapse or enter the public domain.

(e)                                  The Company Products, the operation of the businesses of the Company and its Subsidiaries, and the use of the Company IP in connection therewith do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right or other right (including any right to privacy or publicity) of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(f)                                    During the three-year period preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any third party that the Company Products, the operation of the businesses of the Company or its Subsidiaries, or the use of the Company IP in connection therewith infringes, constitutes an unauthorized use of, or violates any Intellectual Property right or other right (including any right to privacy or publicity) of any third party, or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(g)                                 Part 3.16(g) of the Company Disclosure Schedule separately lists: (i) all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Company-Owned IP (excluding Customer Agreements); and (ii) all third parties to whom the Company or any of its Subsidiaries has delivered copies of or disclosed, or promised to deliver or disclose, the Company’s or such Subsidiary’s source code, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such source code. The Company and its Subsidiaries have delivered to Parent accurate and complete copies of all licenses, sublicenses, and other agreements identified above. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such licenses, sublicenses, and other agreements, or any Customer Agreements.

(h)                                 During the three-year period preceding the date of this Agreement, no Person has asserted (or has continued to assert) or threatened in writing to assert any claims (i) contesting the right of the Company or any of its Subsidiaries to use, exercise, sell, license, transfer or dispose of any Company-Owned IP or any Company Products or (ii) challenging the ownership, validity or enforceability of any of the Company-Owned IP. No Company-Owned IP is subject to any outstanding order, judgment, decree, stipulation or settlement agreement restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or any of its Subsidiaries.

(i)                                     Neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (i) infringement of any of the Company-Owned IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Company IP, and, as of the date of this Agreement, to the Company’s Knowledge, there is no infringement of any Company-Owned IP or material breach of any license, sublicense or other agreement authorizing another party to use the Company IP. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned IP.

(j)                                     To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company or any of its Subsidiaries, or is incorporated into any of the Company Products that the Company or its Subsidiaries are currently offering, currently supporting, or currently plan to offer, the Company or one of its Subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(k)                                  Part 3.16(k) of the Company Disclosure Schedule lists, as of the date of this Agreement, all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, exercise, or receive any benefit from any In-Licensed IP that is incorporated into or embodied in Company Products that the Company or its Subsidiaries currently offer, currently support, or currently plan to offer, or is utilized in connection with, and material to, the development, testing, support, or distribution (including but not limited to rights to utilize third party trademarks or service marks in marketing) thereof (other than licenses for Public Software). The Company has delivered to Parent copies of all licenses, sublicenses and other agreements identified above. Neither the Company nor any of its Subsidiaries is in default in any material respect under any such licenses, sublicenses or other agreements, nor has the Company or any of its Subsidiaries received in writing any claim or notice of default under any such licenses, sublicenses, or other agreements.

(l)                                     No Software covered by or embodying any Company-Owned IP or Company Product has been or is being distributed, directly or indirectly, by or on behalf of the Company or any of its Subsidiaries, in whole or in part, or was used, or is being used in conjunction with any Public Software by or on behalf of the Company or any of its Subsidiaries in a manner which would require that such Software or Company Product be disclosed or distributed in source code form or made available at no charge.

(m)                               Immediately following the Effective Time and other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving, the Surviving Corporation will be permitted to exercise all of the rights of the Company or any of its Subsidiaries under such contracts, licenses and agreements to the same extent as the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay, except as a result of any agreements, contracts, licenses, orders and decrees that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement. Other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving, neither this Agreement nor the transactions contemplated hereby, will directly result in (i) Parent or Surviving Corporation granting to any third party any right to, or with respect to, any material Intellectual Property right owned by, or licensed to, either of them, (ii) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (iii) Parent or Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Effective Time, except as a result of any agreements, contracts, licenses, orders and decrees that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement.

(n)                                 The Company and its Subsidiaries have taken reasonable steps under the circumstances to protect and preserve the confidentiality of all Confidential Information. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to Parent, and all current and former employees and consultants of the Company and its Subsidiaries with access to Confidential Information have executed such an agreement.

(o)                                 To the Company’s Knowledge as of the date of this Agreement, none of the Customer Agreements (i) allows the customer to assign, sublicense, or transfer its rights to the Company Products licensed thereunder other than (A) in connection with a merger, acquisition, divestiture, spin-off or similar transaction, (B) to the customer’s subsidiaries or affiliates, or (C) to third parties providing outsourcing services to the customer, or (ii) grants to the customer any right to modify the source code or object code of the Company Products licensed thereunder other than for the sole purpose of running the modified code on or with the Company Products licensed thereunder.

SECTION 3.17  Insurance.  Part 3.17 of the Company Disclosure Schedule sets forth a list of all material insurance policies of the Company and its Subsidiaries as of the date of this Agreement (the “Policies”) and a description of the type of insurance covered by the Policies, the dollar limit of the Policies and the annual premiums for the Policies. All of the Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). Neither the Company nor any of its Subsidiaries currently has any disputed claim or claims with any insurance provider relating to any claims for insurance coverage under any of the Policies.

SECTION 3.18  Opinion of Financial Advisor.  Jefferies Broadview, a division of Jefferies & Company, Inc. (the “Financial Advisor”), has delivered to the Special Committee its opinion, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the limitations and assumptions therein, as compared to the Company’s only other available alternative as set forth therein, the Per Share Amount is fair from a financial point of view, to holders of Company Common Stock other than Pehong Chen (the “Fairness Opinion”).

SECTION 3.19  Brokers and Other Advisors.  Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent a copy of the Company’s engagement letter with the Financial Advisor, which letter describe all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor by the Company.

SECTION 3.20  State Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger or the other Transactions. Assuming the accuracy of the representations made in Section 4.8, the action of the Board of Directors of the Company in approving this Agreement (and the Transactions) and the Voting Agreements (and the transactions contemplated thereby) constitutes prior approval under subsection (a)(1) of Section 203 and is sufficient to render inapplicable to this Agreement (and the Transactions) and the Voting Agreements (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

SECTION 3.21  Change of Control.  Part 3.21 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration which is or may become payable to any employee of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Transactions, other than solely as a stockholder of the Company or as a holder of Options.

SECTION 3.22  Commercial Relationships.  Between the Balance Sheet Date and the date of this Agreement, none of the Company’s or the Subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or a Subsidiary or has materially altered its relationship with the Company or a Subsidiary. The Company has not received any written or, to the Knowledge of the Company, oral threat or notice from any such entity to terminate, cancel, fail to renew or otherwise materially modify its relationship with the Company or a Subsidiary.

SECTION 3.23  Company Equity Transactions.  During the period commencing 6 months prior to the date of this Agreement through the date of this Agreement, except as set forth on Part 3.23 of the Company Disclosure Schedule, no current director or officer (and none of his or her Affiliates) of the Company or any of its Subsidiaries, except as contemplated by the terms of this Agreement and any Voting Agreement, has sold, transferred, pledged, assigned or otherwise disposed of, or entered into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, Company Common Stock (including any options or warrants to purchase Company Common Stock) (any such action, a “Company Equity Transaction”). Without limiting the generality of the foregoing, the term “Company Equity Transaction” shall include, without limitation, any short sale (including any “short sale against the box”), pledge, transfer, and the establishment of any open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act.

ARTICLE 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1  Organization, Standing and Corporate Power.  Parent is a Cayman Islands exempted company, duly incorporated with limited liability, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2  Authority; Noncontravention.

(a)                                  Each of Parent and Merger Sub has all necessary requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors or comparable bodies (and promptly following the execution hereof will be adopted by Parent as the sole member of Merger Sub) and no other corporate action on the part of Parent and no other requisite action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the organization or constitutional documents, certificate of incorporation, certificate of formation or limited liability company agreement of Parent or Merger Sub; or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” shall mean any change, event, occurrence or circumstance which, either alone or in combination with other changes, events, occurrences or circumstances, could reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

SECTION 4.3  Governmental Approvals.  Except for: (a) filings required under, and compliance with applicable requirements of, the Securities Act and the Exchange Act; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the LLCA; and (c) filings required under, and compliance with other applicable requirements of Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

SECTION 4.4  Information Supplied.  The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding LLC interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6  Financing.  Parent will have at the Effective Time sufficient cash resources that, together with the cash that Parent may be permitted to cause the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of

Section 2.3(a), will enable it to pay the aggregate Merger Consideration pursuant to this Agreement and all amounts payable in respect of the Convertible Notes pursuant to the Noteholder Agreements.

SECTION 4.7  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.8  Ownership of Company Capital Stock.  Neither Parent nor Merger Sub “own” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Capital Stock.

ARTICLE 5

Covenants and Agreements

SECTION 5.1  Preparation of the Proxy Statement; Stockholder Meeting.

(a)                                  As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use all commercially reasonable efforts to: (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests; and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance by the SEC. The Company shall promptly: (A) notify Parent upon the receipt of any such comments or requests; and (B) provide Parent with copies of correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of the Financial Advisor referred to in Section 3.18. If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered by the Company, that is required to be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of the Company if and to the extent required by applicable Law. Parent agrees to furnish to the Company all information concerning Parent and its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b)                                 The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation and, unless the Board of Directors of the Company (or the Special Committee) shall have taken any of the actions referred to in the second sentence of Section 5.3(c), shall use its commercially reasonable efforts to obtain the Company Stockholder Approval.

SECTION 5.2  Conduct of Business of the Company.  Except as permitted or contemplated by this Agreement, as set forth in Part 5.2 of the Company Disclosure Schedule or as required by applicable

Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to: (w) conduct its business in the ordinary course consistent with past practice; (x) use all commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; (y) use all commercially reasonable efforts to: (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present officers and employees; and (z) use all commercially reasonable efforts not to make, commit to make or accrue any operating expenses (excluding any costs related to the transaction contemplated by this Agreement and any restructuring charges or credits) in excess of (i) if the transaction contemplated by this Agreement closes after October 15, 2005 but on or before November 15, 2005, $15,900,000 in the aggregate in the period from July 1, 2005 through September 30, 2005, (ii) if the transaction contemplated by this Agreement closes after November 15, 2005, but on or before December 15, 2005, $20,500,000 in the aggregate in the period from July 1, 2005 through October 31, 2005, or (iii) if the transaction contemplated by this Agreement closes after December 15, 2005, $25,900,000 in the aggregate in the period from July 1, 2005 through November 30, 2005. In addition, if at any time following the date of this Agreement Parent or the Company reasonably expects that the Company will generate losses from operations (excluding any costs related to the transaction contemplated by this Agreement and any restructuring charges or credits) during the then-current quarter, the Company will consult with Parent in good faith to make such operational adjustments as the Company determines to be reasonably necessary to avoid such losses. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement, as set forth in Part 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed):

(a)                                  (i) authorize for issuance, issue, sell, grant, dispose of, pledge or otherwise encumber any notes, bonds, debentures or other debt securities, shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided, however, that the Company may issue shares of Company Common Stock to participants in the ESPP in accordance with the terms thereof as in effect on the date of this Agreement and Section 2.4(b) hereof, or upon the exercise of Options, in each case that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any outstanding shares of Company Capital Stock, or any rights, warrants or options to acquire any shares of Company Capital Stock; (iii) declare, set aside for payment or pay any dividend (whether in cash, stock or property) on, or make any other distribution in respect of, any shares of Company Capital Stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of Company Capital Stock; or (v) amend any material term of any outstanding security of the Company or any of its Subsidiaries;

(b)                                 incur any indebtedness for borrowed money or guarantee any indebtedness, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or under the Credit Agreement in amount not to exceed $50,000 outstanding at any time, in any case in the ordinary course of business consistent with past practice;

(c)                                  sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except: (i) licenses granted by the Company to distributors, resellers and customers for customers’ use of the Company’s products and services in the ordinary course of business consistent with past practice which do not contain pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice; or (ii) pursuant to Contracts in force at the date of this Agreement and disclosed to Parent;

(d)                                 make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

(e)                                  make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or any other material assets;

(f)                                    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than advances to its employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice) to, or any guarantee for the benefit of, any Person;

(g)                                 increase in any manner the benefits, compensation, bonus or bonus opportunity of any of its directors, officers, employees or consultants, enter into any indemnification agreement (other than agreements with persons who become directors and officers of the Company after the date of this Agreement in a form substantially similar to indemnification agreements between the Company and its officers and directors as of the date of this Agreement), or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan or contract with, for or in respect of any stockholder, director, officer, other employee or consultant, other than as required pursuant to applicable Law or the terms of agreements in effect as of the date of this Agreement and disclosed on the Company Disclosure Schedule, or enter into or amend any agreement with any such person the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

(h)                                 hire any employee except for the replacement of any current Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated Employee);

(i)                                     terminate any existing maintenance arrangement with any customer and enter into a new Contract with such customer or any of its Affiliates;

(j)                                     enter into a Contract providing for a maintenance term longer than twelve months;

(k)                                  enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or settle any material litigation or claim made against the Company;

(l)                                     except for customer and reseller Contracts entered into in the ordinary course of business as permitted under clause “(c)” of this Section 5.2, renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property sold or licensed by the Company or any of its Subsidiaries;

(m)                               establish or acquire any Subsidiary;

(n)                                 make or change any material election concerning Taxes or Tax Returns (other than elections made in the ordinary course of business) or settle or compromise any material Tax liability, or change any annual Tax accounting period or method of Tax accounting, file any amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(o)                                 revalue any material assets or make any material changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

(p)                                 amend the Company Charter Documents or the Subsidiary Documents;

(q)                                 adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(r)                                    agree, in writing or otherwise, to take any of the actions described in clauses “(a)” through “(q)” of this Section 5.2.

SECTION 5.3  No Solicitation by the Company; Etc.

(a)                                  The Company and its Subsidiaries shall immediately cease any discussions or negotiations with any Person with respect to a Takeover Proposal pending on the date of this Agreement, and the Company shall cause its and its Subsidiaries’ respective Representatives who to the Company’s Knowledge are engaged in any such discussions or negotiations to immediately cease all such discussions or negotiations. The Company and its Subsidiaries shall not, nor will they authorize or permit any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage the initiation of any proposals that constitute, or that would reasonably be expected to lead to, any Takeover Proposal; (ii) participate in any discussions with any third party regarding, or furnish to any third party any information with respect to, any Takeover Proposal; (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Takeover Proposal; or (iv) terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates); provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if the Company receives a bona fide written Takeover Proposal not solicited by the Company or any of its Subsidiaries or any of their respective Representatives in violation of this Section 5.3 that the Board of Directors of the Company or the Special Committee determines in good faith constitutes or could reasonably be expect to constitute a Superior Proposal and with respect to which the Board of Directors of the Company or the Special Committee determines in good faith, after consulting with outside legal counsel, that the failure to take the following action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company and its Subsidiaries and their respective directors, officers and Representatives may (but only prior to obtaining the Company Stockholder Approval), in response to such Takeover Proposal: (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and to such Person’s Representatives, and (B) participate in discussions and negotiations with such Person (and with such Person’s Representatives) regarding such Takeover Proposal), but only after: (1) such Person enters into a confidentiality agreement with the Company at least as restrictive as the Non-Disclosure Agreement; and (2) concurrently with the delivery to such Person, the Company delivers all such information to Parent. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any Representative of the Company or any of its Subsidiaries (other than employees who are not officers or directors of the Company whose actions have not been authorized or permitted by the Company or any of its Subsidiaries or any of their respective other Representatives) shall be deemed to be a breach of this Section 5.3(a) by the Company.

(b)                                 In addition to the other obligations of the Company set forth in this Section 5.3, promptly (but in any event within one business day) after any executive officer or director of the Company becomes aware that any proposal has been received by, any information has been requested from or any discussions or negotiations have been sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent of such proposal, request or other contact, the material terms and conditions thereof and the identity of the Person making such proposal, request or other contact, and shall advise Parent of any amendments to such proposal or amendments proposed by the Person making such Takeover Proposal. The Company shall (i) keep Parent reasonably informed with respect to the material resolved and unresolved issues related to such Takeover Proposal (including material amendments or proposed amendments as to price and other material terms) and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its Representatives, on the one hand, and the party making a Takeover Proposal or any of its Representatives, on the other hand. At least two business days prior to taking any of the actions referred to in the proviso of Section 5.3(a), the Board of Directors of the Company shall notify Parent of any such action it proposes to take with respect to such Takeover Proposal.

(c)                                  Except as permitted by this Section 5.3(c): (i) the Board of Directors of the Company shall not withdraw or modify, or propose publicly to withdraw or modify, nor shall any committee of the Board of Directors of the Company, including the Special Committee, recommend that the Board of Directors of the Company withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) the Special Committee shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Special Committee Recommendation, (iii) neither the Board of Directors of the Company nor any committee thereof, including the Special Committee, shall approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and (iv) neither the Board of Directors of the Company nor any committee thereof, including the Special Committee, shall authorize or cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal. Notwithstanding the foregoing or any other provision of this Agreement, at any time prior to the Company Stockholder Approval: (A) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, the Special Committee may withdraw or modify the Special Committee Recommendation, and the Board of Directors of the Company or the Special Committee may recommend a Takeover Proposal, if the Board of Directors of the Company or the Special Committee determines in good faith after consulting with outside legal counsel, that such withdrawal, modification or recommendation is required in order for it to comply with its fiduciary duties to the Company’s stockholders under applicable Law; and (B) the Board of Directors of the Company or the Special Committee may, contemporaneously with the termination of this Agreement pursuant to Section 7.1(e)(ii), cause the Company to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment related to any Takeover Proposal; provided, however, that at least five business days prior to withdrawing or modifying the Company Board Recommendation or the Special Committee Recommendation or recommending a Takeover Proposal pursuant to this Section 5.3(c) or terminating this Agreement, the Board of Directors of the Company shall notify Parent of any such action it proposes to take and, during such five business day period, the Board of Directors of the Company or the Special Committee shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Company Common Stock that Parent may make prior to or during such five business day period.

(d)                                 For purposes of this Agreement:

(i)                                     “Takeover Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company’s consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of the voting power of the Company or any of its Material Subsidiaries; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting power of the Company or any of its Material Subsidiaries; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or any of its Material Subsidiaries (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more currently existing Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 10% of any class of equity securities of the Company or any of its Subsidiaries); or (E) any public announcement of an agreement, proposal or plan to do any of the foregoing; in each case, other than the Transactions.

(ii)                                  “Superior Proposal” means a bona fide written offer to acquire, for consideration consisting of cash and/or securities, equity securities or assets of the Company, made by a third party, which (A) is on terms and conditions which the Board of Directors of the Company or the Special Committee determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed in writing by Parent in response to such proposal) and (B) is, in the good faith judgment of the Board of Directors of the Company or the Special Committee, reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal and any Competition Law approvals or non-objections).

(e)                                  Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Takeover Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, including Section 5.3(c) hereof.

SECTION 5.4  Further Action; Efforts.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use all commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto shall: (i) make any filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under such applicable Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (ii) subject to applicable Laws relating to access to and the exchange of information, use all commercially reasonable efforts to: (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding any of the

Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

(b)                                 In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), in the event that any legal, administrative, arbitral or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable efforts: (i) to vigorously defend, contest and resist any such proceeding; (ii) to have vacated, lifted, reversed or overturned any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (iii) to resolve objections. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent to (x) agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (y) take any action under this Section 5.4 requested by any Governmental Authority that has the authority to enforce any Competition Law or Foreign Antitrust Law, that seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

(c)                                  For purposes hereof, “Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

SECTION 5.5  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable; and (b) as may be consistent with actions taken by the Company or its Board of Directors or the Special Committee pursuant to Section 5.3(c).

SECTION 5.6  Access to Information; Confidentiality.  Subject to applicable Laws relating to access to and the exchange of information: (a) the Company shall, and shall cause each of its Subsidiaries and Representatives to, afford to Parent and Parent’s Representatives and financing sources reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and Representatives; and (b) the Company shall furnish promptly to Parent: (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws; and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Non-Disclosure Agreement between Parent and the Company (as it may be amended from time to time, the “Non-Disclosure Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Non-Disclosure Agreement. No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the Company.

SECTION 5.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions; (b) any investigation or legal, administrative, arbitral or other proceeding, to such party’s Knowledge, commenced or threatened against such party or any of its Subsidiaries that relate to the Transactions; (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time which, individually or in the aggregate, would reasonably be expected to result in any of the conditions set forth in Section 6.2 (in the case of the Company) or 6.3 (in the case of Parent) to not be satisfied as a result; and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6): (A) be considered in determining whether any representation or warranty is true for purposes of Article 6 or Article 7; (B) cure any breach or non-compliance with any other provision of this Agreement; or (C) limit the remedies available to the party receiving such notice.

SECTION 5.8  Indemnification and Insurance.

(a)                                  From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by any of: (i) the Company Charter Documents as in effect on the date of this Agreement; and (ii) any applicable contract as in effect on the date of this Agreement and disclosed in the Company Disclosure Schedule.

(b)                                 Without limiting the provisions of Section 5.8(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, Parent shall, to the fullest extent permitted by Law: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable fees of counsel of nationally recognized reputation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnitee’s capacity as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, including in connection with the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the reasonable expenses (including reasonable fees of counsel of nationally recognized reputation) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified (if receipt of such an undertaking is required under applicable Law). Parent and the Surviving Corporation shall be entitled, but not obligated to, participate in the defense and settlement of any such matter; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement agreed to or effected without Parent’s and the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed) upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement; and provided, further, that Parent and the Surviving Corporation shall not be obligated pursuant to this Section 5.8 to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnitees) for all Indemnitees in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnitees shall have an actual conflict of interest in such action. Notwithstanding anything to the contrary contained in this Section 5.8(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.8(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)                                  Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s existing directors’ and officers’ insurance and indemnification policy identified in Section 5.8(c) of the Company Schedule (the “Existing D&O Policy”) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Existing D&O Policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that (i) Parent’s obligation to maintain the D&O Insurance will be deemed fully satisfied if the Existing D&O Policy remains in full force and effect throughout such six-year period, (ii) in the event that, for any reason, the Existing D&O Policy does not remain in effect throughout such six-year period, Parent and the Surviving Corporation shall not be required to pay an aggregate amount of premiums for replacement D&O Insurance for such six-year period in excess of the amount set forth in Section 5.8(c) of the Company Schedule (the “Cap Amount”); and (iii) if the aggregate amount of premiums of such replacement D&O Insurance for such six-year period exceed the Cap Amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for an aggregate cost not exceeding the Cap Amount.

(d)                                 The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his heirs and his representatives.

SECTION 5.9  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no settlement or any such litigation shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).

SECTION 5.10  Employee Benefits.

(a)                                  For a period of at least one year following the Effective Time (such period of time, the “Protected Period”), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries pay (which shall include rates of base salary or wages and annual bonus opportunities), benefits and benefit plans, programs and policies (including severance benefits, medical and welfare plans), which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on the date of this Agreement (but excluding equity and equity-based incentives).

(b)                                 Employees of the Company and its Subsidiaries as of the Effective Time shall be provided credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting; (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave; provided that, in each case, no duplication of benefits shall be required. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall: (A) cause there to be waived any pre-existing condition or eligibility limitations; and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries during such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c)                                  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.10 shall impede or limit Parent, Merger Sub, the Company or any of their Affiliates from terminating any of their employees, or amending any contract, Company Plan or other benefit plan or program, at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts.

SECTION 5.11  Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company and the Subsidiaries designated by Parent to the Company prior to the Closing.

SECTION 5.12  Financing.  The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, on a timely basis, all reasonable cooperation in connection with the arrangement of any financing as may be requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including financial statements and financial data, and (iii) providing and executing documents as may be reasonably requested by Parent; provided, that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Non-Disclosure Agreement; provided, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with any such financing.

ARTICLE 6

Conditions Precedent

SECTION 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b)  Antitrust.  The applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals, expiration or termination are required by Law to be made, obtained, expired or terminated prior to the Closing, shall have been made or obtained or shall have expired or been terminated, except where the failure to make such filing, obtain such approval or allow such waiting period to expire or terminate would not constitute a Company Material Adverse Effect or a Parent Material Adverse Effect; and

(c)  No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or otherwise imposing material limitations on the ability of Parent and Merger Sub effectively to acquire or hold the business of the Company and its Subsidiaries.

SECTION 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  Except for Section 3.3(a), (b) and (d), 3.18, 3.19, 3.20, 3.21 and 3.23, the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct, individually or in the aggregate, does not constitute a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.3(a), (b) and (d), 3.18, 3.19. 3.20, 3.21 and 3.23, giving effect to all qualifications and exceptions contained therein relating to Company Material Adverse Effect, but disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time);

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c)  Officer’s Certificate.  Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

(d)  Company Material Adverse Effect.  Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, constitutes a Company Material Adverse Effect;

(e)  No Governmental Litigation.  There shall not be any legal, administrative, arbitral or other proceeding pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other Transactions; or (ii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the Surviving Corporation;

(f)  Convertible Notes.  (i) Each of the Noteholder Agreements shall be in full force and effect as of the Closing; (ii) the Noteholder Agreements shall cover all of the Convertible Notes issued and outstanding as of the Closing and all Warrants and AIRs; and (iii) all of the Convertible Notes shall have been cancelled and extinguished, and all Warrants and AIRs shall have been cancelled or terminated, prior to or concurrent with the Closing, for the aggregate consideration provided for in the Noteholder Agreements; and

(g)  FIRPTA Compliance.  Parent shall have received from the Company a properly executed notice in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Section 897 and 1445 of the Code, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

SECTION 6.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), except where the failure of such representations or warranties to be true and correct, individually or in the aggregate, does not constitute a Parent Material Adverse Effect;

(b)  Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c)  Officer’s Certificate.  The Company shall have received a certificate, signed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

SECTION 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE 7

Termination

SECTION 7.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

(a)                                  by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)                                 by either of the Company or Parent:

(i)                                     if the Merger shall not have been consummated on or before December 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

(iii)                               if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)                                  by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable through the exercise of reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c) unless such Terminating Company Breach has not been cured within 20 business days after notice thereof is received by the Company; or

(d)                                 by Parent following the occurrence of a Triggering Event; or

(e)                                  by the Company:

(i)                                     if: (A) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied; or (B) there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (the events described in clauses “(A)” and “(B)” of this sentence being referred to as a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(e) (i) unless such Terminating Parent Breach has not been cured within 20 business days after notice thereof is received by Parent; or

(ii)                                  at any time prior to the Company Stockholder Approval, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.3(a), provided, however, that: (A) prior to such termination, the Company has provided Parent a written notice of the Company’s intent to exercise its right to terminate pursuant to this Section 7.1(e)(ii), which notice describes the material terms and conditions of the Superior Proposal and the parties thereto (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new notice and a new five business day period); (B) within five business days following the delivery of the notice referred to in clause “(A)” of this sentence, Parent does not propose adjustments in the terms and conditions of this Agreement that the Company’s Board of Directors or the Special Committee determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be as favorable or more favorable to the Company’s stockholders than such Superior Proposal; and (C) concurrently with such termination, the Company enters into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment related to such Superior Proposal. Notwithstanding the foregoing, the Company shall not terminate this Agreement pursuant to this Section 7.1(e)(ii), and any purported termination pursuant to this Section 7.1(e)(ii) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of Section 5.3, including the notification provisions in Section 5.3, in connection with such Superior Proposal, and with all applicable requirements of Section 7.3(e) (including the payment of the Termination Fee prior to or concurrent with such termination).

For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company shall for any reason have withdrawn or modified the Company Board Recommendation or the Special Committee shall for any reason have withdrawn or modified the Special Committee Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Board of Directors of the Company shall fail to reaffirm the Company Board Recommendation within ten business days after Parent requests in writing that such Company Board Recommendation be reaffirmed at any time following a Takeover Proposal; (iv) the Board of Directors of the Company or any committee thereof, including the Special Committee, shall have approved or recommended any Takeover Proposal; (v) the provisions of Section 5.3 of this Agreement shall have been materially breached; (vi) the Company shall have entered into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment accepting any Takeover Proposal; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

SECTION 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the penultimate sentence of Section 5.6, Sections 7.2 and 7.3 and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except: (a) the Company may have liability as provided in Section 7.3; and (b) nothing shall relieve any party hereto from liability for any willful, material breach of this Agreement. The Non-Disclosure Agreement shall survive termination of this Agreement in accordance with its terms.

SECTION 7.3  Fees and Expenses.

(a)                                  Except as otherwise specifically provided in this Section 7.3, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses. “Expenses” of a party, as used in this Agreement, shall include all expenses (including, without limitation, all fees and expenses of counsel, accountants, financial advisors, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf (or with respect to Parent and Merger Sub, incurred by Parent’s shareholders or financing sources or on their behalf) in connection with or related to the Transactions, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approval, financing and all other matters related to the capitalization of Parent and Merger Sub and the closing of the Merger, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b)                                 If this Agreement is terminated:

(i)                                     pursuant to Section 7.1(b)(i), 7.1(b)(iii), 7.1(c), 7.1(d) or 7.1(e)(ii), the Company shall pay to Parent or its designee the documented Expenses actually incurred of Parent, Merger Sub and the majority stockholder of Parent, not to exceed $980,000, within two business days after such termination; and

(ii)                                  pursuant to Section 7.1(e)(i), Parent shall pay to the Company or its designee the documented Expenses actually incurred of the Company, not to exceed $980,000, within two business days after such termination.

(c)                                  If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii) and (i) after the date of this Agreement but prior to the time of such termination a Takeover Proposal shall exist or have been proposed and (ii) within twelve months after the date of the termination of this Agreement the Company has entered into a binding agreement with respect to, or has consummated, an Acquisition Transaction, then the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, upon the consummation of such Acquisition Transaction (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(c) shall be zero).

(d)                                 If this Agreement is terminated by Parent pursuant to Section 7.1(c) and (i) if the breach or failure to perform that is the basis for the termination under Section 7.1(c) was willful or intentional on the part of the Company, (ii) after the date of this Agreement but prior to the time of such termination a Takeover Proposal shall exist or have been proposed and (iii) within twelve months after the date of the termination of this Agreement the Company has entered into a binding agreement with respect to, or has consummated, an Acquisition Transaction, then the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, upon the consummation of such Acquisition Transaction (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(d) shall be zero).

(e)                                  If this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii), the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, prior to or concurrent with such termination (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(e) shall be zero).

(f)                                    If this Agreement is terminated by Parent pursuant to Section 7.1(d), the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, within two business days after such termination (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(f) shall be zero).

(g)                                 For purposes of this Agreement, an “Acquisition Transaction” means any transaction or series or transactions involving any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 35% or more of the voting power of the Company or any of its Material Subsidiaries; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 35% or more of the voting power of the Company or any of its Material Subsidiaries; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or any of its Material Subsidiaries (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more currently existing Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 35% of any class of equity securities of the Company or any of its Subsidiaries); in each case, other than the Transactions.

(h)                                 The Company and Parent acknowledge that the fee and expense and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company would not enter into this Agreement. All amounts due Parent under Sections 7.3(b) through (f) shall be payable by wire transfer in immediately available funds to Parent or to such other Person as Parent may designate in writing to the Company. All amounts due the Company under Section 7.3(b) shall be payable by wire transfer in immediately available funds to the Company or to such other Person as the Company may designate in writing to Parent. If any party hereto fails to make any payment required under this Section 7.3 in a timely manner and, in order to obtain such payment, the other party hereto commences a suit to collect such payment that results in a judgment against the party failing to make such payment (the “Defaulting Party”), the Defaulting Party shall indemnify the party bringing such suit or its designee, as the case may be, for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 7.3.

(i)                                     For purposes of this Agreement, “Termination Fee” means an amount equal to $862,600.

ARTICLE 8

Miscellaneous

SECTION 8.1  Nonsurvival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, and only the agreements in this Agreement that contemplate performance after the Effective Time shall survive the Effective Time.

SECTION 8.2  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof that by Law would require further approval by the stockholders of the Company or without such approval.

SECTION 8.3  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, whether before or (subject to the provisions set forth in Section 8.2) after receipt of the Company Stockholder Approval, any party hereto may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that each of Parent and Merger Sub may, without the prior written consent of the Company, assign (a) its rights, interests and obligations to any of its Affiliates or any Affiliate of Parent’s majority stockholder (including any such entity organized under the law of any jurisdiction outside of the United States) without the consent of the Company; or (b) for collateral security purposes, its rights and interests to any lender providing financing to Parent’s majority stockholder, Parent, Merger Sub or any of their Affiliates; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void.

SECTION 8.5  Counterparts; Facsimile; Electronic Transmission.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the Non-Disclosure Agreement, the Voting Agreements and the Contribution Agreements: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except for the provisions of Section 5.8, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

SECTION 8.7  Governing Law; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 8.8  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9  Consent to Jurisdiction.  Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware.

SECTION 8.10  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub, to:

c/o Vector Capital Corporation

456 Montgomery St., 19th Floor

Attention: Christopher Nicholson

Facsimile: (415) 293-5100

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, CA 94111

Attention:                 Michael J. Kennedy

Michael S. Dorf

Facsimile: (415) 984-8701

If to the Company, to:

BroadVision, Inc.

585 Broadway

Redwood City, CA 94063

Attention: William E. Meyer

Facsimile: (650) 298-3755

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111

Attention: Kenneth L. Guernsey

Facsimile: (415) 951-3699

SECTION 8.11  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12  Definitions.

(a)                                  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company IP” means all Intellectual Property used in the businesses of the Company or any of its Subsidiaries.

“Company-Owned IP” means all Company IP owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” shall mean the Preferred Stock, $0.0001 par value per share, of the Company.

“Company Products” means all products or services sold, distributed or otherwise made available to customers by the Company or any of its Subsidiaries and all products or services the Company or any of its Subsidiaries is developing and intends to sell, distribute or otherwise make available to customers in the future.

“Company Registered IP” means United States and foreign: (i) Patents, including applications therefore, (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks, (iii) copyrights registrations and applications to register copyrights, (iv) registered mask works and applications to register mask works, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time; owned by, filed in the name of, or applied for, the Company or any of its Subsidiaries, that have not been withdrawn or abandoned.

“Company Stock Plans” shall mean the BroadVision 1996 Equity Incentive Plan, the BroadVision 2000 Non-Officer Equity Incentive Plan, the 1993 InterLeaf Stock Option Plan, the 1994 InterLeaf Employee Stock Option Plan and the ESPP.

“Confidential Information” shall mean proprietary inventions, algorithms, formulas, data, schematics, technical information, ideas, know-how, processes, source code, program listings and trade secrets of the Company and its Subsidiaries arising from, used in, or otherwise relating to the businesses of the Company or its Subsidiaries that have not been published (in connection with the prosecution of Patent applications or otherwise) and are not otherwise generally available or known in the industry.

“Customer Agreements” shall mean customer agreements entered into in the ordinary course of business that provide customers with licenses to use one or more Company Products.

“ESPP” shall mean the BroadVision 1996 Employee Stock Purchase Plan.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“In-Licensed IP” means all Intellectual Property licensed by a third party to the Company or any of its Subsidiaries.

“Intellectual Property” of any Person shall mean all worldwide intellectual property rights arising from or in respect of the following: (a) Patents; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, web addresses and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; (d) proprietary discoveries, concepts, ideas, research and development, know-how, formulae, algorithms, subroutines, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; (e) industrial designs and any registrations and applications therefore; (f) Software; and (g) any similar, corresponding or equivalent rights to any of the foregoing.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge, of such Person’s executive officers and directors.

“Patents” shall mean patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, continuing prosecution applications, renewals, extensions, foreign counterparts, reexaminations or reissues of patent applications and patents issuing thereon.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Representatives” of any Person shall mean its directors, officers, employees, financial advisors, attorneys, accountants, agents and other representatives.

“Required Holders” shall mean (i) the holders of Convertible Notes representing at least a majority of the aggregate principal amount of the outstanding Convertible Notes and (ii) the holders of SPA Warrants representing at least a majority of the shares of Company Common Stock underlying the outstanding SPA Warrants.

“Software” means all: (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers to the transactions contemplated hereby, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Alternative Transaction	1.1
AIRs	3.3(a)
Appraisal Shares	2.2
Acquisition Transaction	7.3(g)
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Certificate	2.3(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.11(j)
Commitment Letter	4.6
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Disclosure Schedule Article	3
Company Equity Transaction	3.23
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Real Property	3.14(b)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Competition Laws	5.4(c)
Contract	3.3(c)
Convertible Notes	3.2(d)
Credit Agreement	3.5(f)
D&O Insurance	5.8(c)
DGCL	1.1
DOJ	5.4(a)
Defaulting Party	7.3(h)
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.13(d)(i)
Environmental Liabilities	3.12(d)(ii)
Expenses	7.3(a)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Fairness Opinion	3.18
Filed Company SEC Documents	3.5(d)
Financial Advisor	3.18
Foreign Antitrust Laws	3.4
FTC	5.4(a)
Hazardous Materials	3.12(d)(iii)
Indemnitees	5.8(a)
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Material Subsidiaries	3.1(b)
Merger	Recitals
Merger Consideration	2.6
Multiemployer Plan	3.11(a)
Non-Disclosure Agreement	5.6
Noteholder Agreements	Recitals
Notes SPA	Recitals
Option	2.4(a)
Option Consideration	2.4(a)
Outside Date	7.1(b)(i)
Parent Material Adverse Effect	4.2
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.11(g)
Permits	3.8(b)
Per Share Amount	2.1(c)
Policies	3.17
Protected Period	5.10(a)
Proxy Statement	3.4
Release	3.12(d)(iv)
Restraints	6.1(c)
SEC	2.4(d)
Section 203	3.20
Section 262	2.2
Securities Act	3.1(b)
SPA Warrants	Recitals
Special Committee Recommendation	3.3(b)
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(d)(ii)
Surviving Corporation	1.1
Takeover Proposal	5.3(d)(i)
Tax Returns	3.10(h)
Taxes	3.10(h)
Terminating Company Breach	7.1(c)
Terminating Parent Breach	7.1(e)(i)
Termination Fee	7.3(i)
Triggering Event	7.1(e)(ii)
Voting Agreement	Recitals
Warrant	2.4(c)
Warrant Consideration	2.4(c)

SECTION 8.13  Interpretation.

(a)                                  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated and except for references which by the terms of this Agreement refer to the DGCL. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BRAVO HOLDCO

By:	/s/ Christopher Nicholson
Name: Christopher Nicholson Title: Director

BRAVO MERGER SUB, LLC

By:	/s/ Christopher Nicholson
Name: Christopher Nicholson Title: Chief Executive Officer

BROADVISION, INC.

By:	/s/ Pehong Chen
Name: Pehong Chen Title: President and Chief Executive Officer